Exhibit 3.1

ARTICLES OF INCORPORATION
OF
VALUEVISION MEDIA, INC.
(Conformed Copy - Includes all amendments through June 6, 2011)
ARTICLE 1
NAME
The name of the Corporation is ValueVision Media, Inc.
ARTICLE 2
REGISTERED OFFICE
The address of the registered office of the Corporation is 6740 Shady Oak Road, Minneapolis, Minnesota 55344-3433.
ARTICLE 3
CAPITAL
A.    The Corporation is authorized to issue One Hundred Million (100,000,000) shares of capital stock, having a par value of one cent ($.01) per share in the case of common stock, and having a par value as determined by the Board of Directors in the case of preferred stock, to be held, sold and paid for at such times and in such manner as the Board of Directors may from time to time determine in accordance with the laws of the State of Minnesota.
B.    In addition to any and all powers conferred upon the Board of Directors by the laws of the State of Minnesota, the Board of Directors shall have the authority to establish by resolution more than one class or series of shares, either preferred or common, and to fix the relative rights, restrictions and preferences of any such different classes or series, and the authority to issue shares of a class or series to another class or series to effectuate share dividends, splits or conversion of the Corporation's outstanding shares.
C.    The Board of Directors shall also have the authority to issue rights to convert any of the Corporation's securities into shares of stock of any class or classes, the authority to issue options to purchase or subscribe for shares of stock of any class or classes, and the authority to issue share purchase or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased. Such options, warrants and rights, may be transferable or nontransferable and separable or inseparable from other securities of the Corporation. The Board of Directors is authorized to fix the terms, provisions and conditions of such options, warrants and rights, including the conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.
D.    Any provisions herein to the contrary notwithstanding, except as otherwise provided by law, not more than twenty percent (20%) of the aggregate voting power of all shares outstanding entitled to vote on any matter shall be at any time voted by or for the account of aliens or their representatives, or by or for the account of a foreign government or representative thereof, or by or for the account of any corporation organized under the laws of foreign country.
The Board of Directors shall make such rule and regulations as it shall deem necessary or appropriate to enforce the provisions of this paragraph D.
E.    Except as otherwise provided by law, aliens, foreign governments, or corporations organized under the laws of a foreign country, or the representatives of such aliens, foreign governments, or corporations organized under the laws of a foreign country, shall not own, directly or through a third party who holds the stock for the account of such alien, foreign government, or corporation organized under the laws of a foreign country: (1) more than twenty percent (20%) of the number of shares of outstanding stock of the Corporation, or (2) shares representing more than twenty percent (20%) of the aggregate voting power of all outstanding shares of voting stock of the Corporation.
Shares of stock shall not be transferable on the books of the Corporation to aliens, foreign governments, or corporations organized under the laws of foreign countries, or to the representatives of, or persons holding for the account of, such aliens, foreign governments, or corporations organized under the laws of foreign countries, unless, after giving effect to such transfer, the aggregate number of shares of stock owned by or for the account of aliens, foreign governments, and corporations organized under the laws of foreign countries, and any representatives thereof, will not exceed twenty percent (20%) of the number of shares of outstanding stock of the Corporation, and the aggregate voting power of such shares will not exceed twenty percent (20%) of the aggregate voting power of all outstanding shares of voting stock of the Corporation.
If, notwithstanding the restriction on transfer set forth in this Article 3E, the aggregate number of shares of stock owned by or for the account of aliens, foreign governments, and corporations organized under the laws of foreign countries, exceed twenty percent (20%) of the number of shares of outstanding stock of the Corporation, or if the aggregate voting power of such shares exceed twenty percent (20%) of the aggregate voting power of all outstanding shares of voting stock of the Corporation, the Corporation shall have the right to redeem shares of all classes of capital stock, at their then fair market value, on a pro rata basis, owned by or for the account of all aliens, foreign governments, and corporations organized under the laws of foreign countries, in order to reduce the number of shares and/or percentage of voting power held by or for the account of aliens, foreign governments, and corporations organized under the laws of foreign countries, and their representatives to the maximum number or percentage allowed under these Articles of Incorporation or as otherwise required by applicable federal law.
The Board of Directors shall make such rules and regulations as it deems necessary or appropriate to enforce the foregoing provisions of this Article 3E.
ARTICLE 4
SHAREHOLDER RIGHTS
A.    No shareholder of the Corporation shall have any preemptive rights.
B.    No shareholder of the Corporation shall have any cumulative voting rights.
ARTICLE 5
WRITTEN ACTION BY LESS THAN ALL OF THE DIRECTORS
Any action required or permitted to be taken at a Board meeting, other than an action requiring shareholder approval, may be taken by written action of the Board of Directors if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.
ARTICLE 6
LIMITED LIABILITY OF DIRECTORS
To the fullest extent permitted by law, a director shall have no personal liability to the Corporation or its shareholders for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 6 shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
ARTICLE 7
No officer or director of the Corporation shall be an alien, or a representative of a foreign government.
The term “alien” as used in these Articles of Incorporation shall have the meaning assigned to such term in the Communications Act of 1934, as amended.
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